Item 77.C

        On December 1, 1999 OLDE Financial Corporation and its subsidiaries, including OLDE Asset Management, Inc. were acquired by H&R Block, Inc., through Block Financial Corporation. This transaction resulted in an "assignment" of the advisory agreements between OLDE Asset Management, Inc. (the "Advisor") and each of the three series of the Fund. The advisory agreements terminated automatically upon this assignment. The Adviser continued to act as adviser to each series pursuant to an exemption granted by the SEC while seeking shareholder approval of new advisory agreements.

        Special Meetings of the shareholders of each series were scheduled for January 18, 2000, but quorums were not present for any of the three series. The meetings were adjourned until March 3, 2000. At that time, a quorum was present fo OLDE Premium Money Market Series and OLDE Premium Plus Money Market Series. The shareholders approved the new advisory agreements as follows:

OLDE Premium Money Market Series:

               By proxy          In person        Total         % of Voted

For           159,101,958             0        159,101,958         79.40%
Against        11,550,350             0         11,550,350          5.76%
Abstain        29,732,091             0         29,732,091         14.84%

Accordingly, the Advisory Agreement between OLDE Asset Management, Inc. and OLDE Premium Money Market Series was approved.

OLDE Premium Plus Money Market Series:

               By proxy          In person        Total         % of Voted

For         1,170,651,403       779,287      1,171,430,690         80.81%
Against        97,238,226             0         97,238,226          6.71%
Abstain       180,971,893             0        180,971,893         12.48%

Accordingly, the Advisory Agreement between OLDE Asset Management, Inc. and OLDE Premium Money Market Series was approved.

A quorum was not present for OLDE Money Market Series and the meeting was adjourned until April 7, 2000. At that time a quorum was present and the shareholders approved the new advisory agreement as follows:

               By proxy          In person        Total         % of Voted

For           218,062,005             0        218,062,005         77.29%
Against        19,698,818             0         19,698,818          6.98%
Abstain        44,387,200             0         44,387,200         15.73%

Accordingly, the Advisory Agreement between OLDE Asset Management, Inc. and OLDE Money Market Series was approved.